Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FIRST QUARTER 2011 RESULTS

AND DECLARES $0.50 QUARTERLY DIVIDEND

Purchase, New York, April 27, 2011 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the first quarter ended March 31, 2011.

Highlights:

•                                          TAL reported Adjusted pre-tax income of $1.37 per fully diluted share for the first quarter of 2011.  TAL focuses on its adjusted pre-tax results since it does not currently pay any material cash taxes and does not expect that it will for the next several years.

•                                          TAL reported Adjusted net income of $0.89 per fully diluted common share for the first quarter of 2011, an increase of 17% from the fourth quarter of 2010 and an increase of over 160% from the first quarter of 2010.

•                                          TAL has continued investing heavily in new equipment during the first quarter of 2011.  As of the end of April 2011, TAL has ordered over $450 million of containers for delivery in 2011, and has already committed much of this equipment to lease transactions.

•                                          On April 6, 2011, the Company completed a public offering of 5,500,000 shares of the Company’s common stock.  Of the total shares sold, the Company sold 2,500,000 shares of common stock and certain stockholders of the Company sold an aggregate of 3,000,000 shares of common stock.  The Company’s proceeds from the offering, net of underwriting discounts, were $86.2 million.

•                                          TAL announced an increase in its quarterly dividend to $0.50 per share payable on June 23, 2011 to shareholders of record as of June 2, 2011, increasing total dividends declared since the September 2006 initial dividend to $5.778 per share.

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps, was $42.4 million in the first quarter of 2011, compared to $36.3 million in the fourth quarter of 2010 and $16.2 million in the first quarter of 2010.  Adjusted pre-tax income per fully diluted common share was $1.37 in the first quarter of 2011 versus $1.18 in the fourth quarter of 2010, and $0.53 in the first quarter of 2010.  The Company focuses on Adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.

Leasing revenues for the first quarter of 2011 were $99.6 million compared to $94.5 million in the fourth quarter of 2010, and $72.9 million in the first quarter of 2010.  Adjusted EBITDA (2), including principal payments on finance leases, was $106.6 million for the quarter versus $98.8 million in the fourth quarter of 2010, and $68.6 million in the first quarter of 2010.

Adjusted net income (3), excluding gains and losses on interest rate swaps, was $27.4 million for the first quarter of 2011, compared to $23.5 million in the fourth quarter of 2010, and $10.5 million in the first quarter of 2010.  Adjusted net income per fully diluted common share was $0.89 in the first quarter of 2011 versus $0.76 in the fourth quarter of 2010, and $0.34 in the first quarter of 2010.

Beginning October 1, 2010, TAL increased the estimated residual values used in its equipment depreciation calculations.  The increase in estimated residual values resulted in a decrease in depreciation expense of $5.3 million ($3.4 million after tax or $0.11 per fully diluted share) for the first quarter of 2011.

Reported net income for the first quarter of 2011 was $32.6 million, versus net income of $35.4 million in the fourth quarter of 2010, and $5.9 million in the first quarter of 2010.  Net income per fully diluted common share was $1.05 for the first quarter of 2011, versus $1.15 in the fourth quarter of 2010, and $0.19 in the first quarter of 2010.  The difference between Adjusted net income and the reported net income in the first quarter of 2011 was due to gains and losses on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported income.  During the first quarter of 2011, long-term interest rates increased, resulting in an $8.0 million increase in the market value of TAL’s swap contracts.

“With our strong first quarter results, TAL is off to a great start in 2011,” commented Brian M. Sondey, President and CEO of TAL International.  “We continue to benefit from an exceptionally strong market for leased containers, and our key operating metrics held firm or pushed upwards from the already high levels we achieved in the fourth quarter of last year.  The utilization of our container fleet averaged 98.3% for the first quarter, and stood at 98.5% as of April 27, 2011.  Our average dry container lease rates increased 7.2% in the first quarter as new containers went on-hire at rates much higher than our portfolio average and as rates on existing containers increased due to the expiration of 2009 concessions and increased rates associated with lease renewals.  Sale prices for used containers increased substantially in the first quarter due to a scarcity of available used equipment, leading to exceptionally strong disposal gains and trading margins on third party containers despite limited sales and trading volumes.  The ongoing improvement in our operating performance led to excellent financial results during the first quarter, and our adjusted pre-tax income increased 17% from the high level achieved in the fourth quarter of 2010.”

“The current market environment has also allowed us to continue our aggressive investment program.  As of April 27, 2011, we have purchased more than $450 million of containers for delivery in 2011.  This strong start reflects our customers’ expectations for solid trade growth this year coupled with a continued reluctance of shipping lines to commit to large orders for new containers.  Roughly two-thirds of our 2011 orders are already committed to leases, though the majority of these units have not yet been picked up as many of our customers pre-committed to the containers to ensure adequate container capacity for the dry container peak season, which typically begins during the second quarter.”

“TAL has continued to raise capital aggressively to support our investment and growth program.  Through the end of April, we have raised nearly $300 million of new debt financing this year, and we also raised $86.2 million of new equity capital as part of the public offering of our common stock which closed on April 6, 2011.  The increase to our equity base and our ongoing access to cost-efficient debt financing should continue to allow TAL to aggressively pursue the increased level of investment opportunities we expect to see if our market environment remains attractive.”

Outlook

Mr. Sondey continued, “In general, we expect our market to remain highly favorable.  The supply / demand balance for containers remains tight, new container prices remain historically high, and we expect most of our customers to remain cautious about placing large orders for new containers this year.  As a result, we expect our key operating metrics such as utilization, market lease rates and used container sale prices to remain strong throughout 2011.  In addition, our container investments in 2011 are currently running ahead of last year’s pace, though we will need to see pick-ups of our new units accelerate in the second quarter if we are going to approach our 2010 full year investment level.”

“Financially, our leasing revenue in the second quarter should be supported by customers picking up units already committed to lease and further growth in our average dry container lease rates.  We expect used dry container sale prices and our disposal gains to remain high, though it may be difficult for us to keep our trading margins on third party containers at the level we achieved in the first quarter of 2011 due to volume constraints.  On balance, we expect our adjusted pre-tax income to increase slightly from the first to the second quarter of 2011, though our adjusted earnings per share may decrease slightly.  In the second quarter, we will have a full quarter with a higher number of shares outstanding, while we will not yet have the benefits from the incremental investment that should be facilitated by the proceeds from the equity offering.”

Dividend

TAL’s Board of Directors has approved and declared a $0.50 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 23, 2011 to shareholders of record at the close of business on June 2, 2011.

Mr. Sondey concluded, “We are very pleased to increase our dividend again this quarter.  The increase reflects the continued growth in our cash flow and income, as well as our general expectations that our market environment will remain favorable for the foreseeable future.  With the payment of this latest dividend, TAL will have returned $5.778 in dividends per share to our shareholders since our initial dividend in September 2006.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, April 28, 2011 to discuss its fiscal first quarter results.  An archive of the Webcast will be available one hour after the live call through Friday May 27, 2011. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 18 offices in 11 countries and approximately 216 third party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 881,000 containers and related equipment representing approximately 1,442,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 18, 2011.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted pre-tax income is outlined in the attached schedules.

(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $536,126 and $511,634	$2,234,252	$2,086,194
Net investment in finance leases, net of allowances of $1,234 and $1,169	168,471	171,417
Equipment held for sale	24,301	29,220
Revenue earning assets	2,427,024	2,286,831
Cash and cash equivalents (including restricted cash of $29,800 and $23,018)	87,105	85,612
Accounts receivable, net of allowances of $443 and $429	50,617	48,311
Goodwill	71,898	71,898
Deferred financing costs	19,828	17,802
Other assets	5,143	4,737
Fair value of derivative instruments	2,495	2,024
Total assets	$2,664,110	$2,517,215
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$125,379	$57,756
Fair value of derivative instruments	55,392	61,647
Accounts payable and other accrued expenses	50,212	59,329
Net deferred income tax liability	157,608	139,741
Debt	1,827,075	1,770,332
Total liabilities	2,215,666	2,088,805
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,884,418 and 33,725,066 shares issued respectively	34	34
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	401,192	399,816
Accumulated earnings	94,747	76,053
Accumulated other comprehensive (loss) income	(9,994)	(9,958)
Total stockholders’ equity	448,444	428,410
Total liabilities and stockholders’ equity	$2,664,110	$2,517,215

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$95,324	$67,993
Finance leases	4,246	4,870
Total leasing revenues	99,570	72,863
Equipment trading revenue	24,216	5,738
Management fee income	703	768
Other revenues	39	229
Total revenues	124,528	79,598
Operating expenses (income):
Equipment trading expenses	19,289	5,178
Direct operating expenses	4,100	8,180
Administrative expenses	10,563	10,555
Depreciation and amortization	32,253	26,966
(Reversal) provision for doubtful accounts	39	(68)
Net (gain) on sale of leasing equipment	(7,885)	(4,468)
Total operating expenses	58,359	46,343
Operating income	66,169	33,255
Other expenses (income):
Interest and debt expense	23,731	17,042
Net (gain) loss on interest rate swaps	(8,007)	6,784
Total other expenses	15,724	23,826
Income before income taxes	50,445	9,429
Income tax expense	17,858	3,530
Net income	$32,587	$5,899
Net income per common share — Basic	$1.07	$0.19
Net income per common share — Diluted	$1.05	$0.19
Weighted average number of common shares outstanding — Basic	30,546	30,429
Weighted average number of common shares outstanding — Diluted	30,968	30,534
Cash dividends paid per common share	$0.45	$0.25

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted pre-tax income”, and “Adjusted net income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains and losses on interest rate swaps.  Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes, gains and losses on interest rate swaps. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, and Adjusted net income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income, and Adjusted net income are useful to an investor in evaluating our operating performance because:

—  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

—  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

—  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three months ended March 31, 2011 and 2010.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted pre-tax income and Adjusted net income in the tables below for the three months ended March 31, 2011 and 2010.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended March 31,
	2011	2010

Net income	$32,587	$5,899
Add (subtract):
Depreciation and amortization	32,253	26,966
Interest and debt expense	23,731	17,042
Income tax expense	17,858	3,530
Net (gain) loss on interest rate swaps	(8,007)	6,784
EBITDA	98,422	60,221
Add:
Principal payments on finance lease	8,144	8,357
Adjusted EBITDA	$106,566	$68,578

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars in Thousands)

	Three Months Ended March 31,
	2011	2010

Income before taxes	$50,445	$9,429
Add (subtract):
Net (gain) loss on interest rate swaps	(8,007)	6,784
Adjusted pre-tax income	$42,438	$16,213

	Three Months Ended March 31,
	2011	2010

Net income	$32,587	$5,899
Add (subtract):
Net (gain) loss on interest rate swaps, net of tax	(5,174)	4,558
Adjusted net income	$27,413	$10,457